Exhibit 99.1

Perficient Contact:

Bill Davis, Senior Vice President, 314-529-3555

bill.davis@perficient.com

EQT Contact:

EQT Press Office, press@eqtpartners.com

EQT COMPLETES ACQUISITION OF PERFICIENT

SAINT LOUIS (Oct. 2, 2024) – EQT is pleased to announce that BPEA Private Equity Fund VIII (“EQT Asia”) has successfully completed the acquisition of Perficient, Inc. (Nasdaq: PRFT) (“Perficient” or “the Company”), a leading global digital consultancy transforming the world’s largest enterprises and biggest brands.

In conjunction with the closing, Perficient’s common stock ceased trading before the market opened on October 2, 2024, and the Company is no longer listed on the NASDAQ stock exchange. Perficient will operate as a privately held company.

Following the acquisition, Perficient will remain focused on executing its long-term growth strategy, which includes expanding its high-performing global talent, enhancing its client relationships, and investing in its next-generation digital offerings and capabilities. Perficient’s leadership team and its shareholders remain committed to helping its Fortune 500 clients deliver digital solutions that exceed customers’ expectations, outpace the competition, and transform their business.

“Today, Perficient begins an exciting new chapter – one that is focused exclusively on executing our long-term, global growth strategy,” said Perficient CEO Tom Hogan. “For more than 25 years, we have developed long-term, trusted partnerships with many of the world’s biggest brands, which would not have been possible without our global team of 7,000 strategists, designers, technologists and engineers. EQT further strengthens our ability to focus on innovation and expansion, grow our talent around the world, and forge a stronger future with and for our customers.”

Hari Gopalakrishnan, Partner in the EQT Private Capital Asia advisory team and Head of EQT Private Capital India, said, “As technology continues to rapidly evolve, enterprises need a trusted partner to help guide the future, avoid disruption, and compete in a fast-paced, global market. Perficient’s international team of talented professionals, deep domain and industry expertise, and digital capabilities are well-placed to help enterprises accelerate their most important digital transformation initiatives. We are pleased to partner with Perficient in the next phase of its global evolution.”

BofA Securities served as lead financial advisor and Wells Fargo as financial advisor to Perficient in connection with the transaction. Kirkland & Ellis LLP served as Perficient’s legal advisor. J.P. Morgan and TD Securities served as financial advisors to EQT, and Simpson Thacher & Bartlett LLP acted as legal advisor.

About Perficient

Perficient is the leading global digital consultancy. Our team of strategists, designers, technologists and engineers help the world’s largest enterprises and biggest brands boldly advance their business and drive real results through the power of technology. We shatter boundaries, obsess over outcomes and forge the future for our customers. For more information, visit www.perficient.com.

About EQT

EQT is a purpose-driven global leading investment organization with EUR 246 billion in total assets under management (EUR 133 billion in fee-generating assets under management), within two business segments – Private Capital and Real Assets. EQT owns portfolio companies and assets in Europe, Asia-Pacific and the Americas and supports them in achieving sustainable growth, operational excellence and market leadership.

More info: www.eqtgroup.com

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